Exhibit 16.1

December 19, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Dawson Geophysical Company and, under the date of December 5, 2012, we reported on the consolidated financial statements of Dawson Geophysical Company as of September 30, 2012 and 2011 and for the years ended September 30, 2012, 2011 and 2010 and the effectiveness of internal control over financial reporting as of September 30, 2012. On December 13, 2012, we were dismissed. We have read Dawson Geophysical Company’s statements included under Item 4.01 of its Form 8-K dated December 19, 2012, and we agree with such statements, except that we are not in the position to agree or disagree with Dawson Geophysical Company’s statement that the change was approved by the audit committee of the board of directors. We are also not in the position to agree or disagree with Dawson Geophysical Company’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to any proposed transaction or rendering of any audit opinion on the Dawson Geophysical Company’s consolidated financial statements; or any matter that was either the subject of a “disagreement” or a “reportable event,” as those terms are defined in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP